As filed with the Securities Exchange Commission on December 26, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES OF 1933

WORKSTREAM INC.

(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

495 March Road
Suite 300
Ottawa, Ontario, Canada K2K 3G1
(613) 270-0619

(Address of principal executive offices)

Workstream Inc. 2002 Amended and Restated Stock Option Plan

(Full title of the plans)

Philip Oreste
1350 Old Bayshore Drive
Suite 100
Burlingame, CA 94010
(407) 475-5500

(Name, address and telephone number of agent for service)

Copy to:

Michael A. Gerrior, Esquire	Larry P. Laubach, Esquire
Perley-Robertson, Hill & McDougall LLP	Cozen O’Connor
1400-340 Albert Street	1900 Market Street
Ottawa, Ontario K1R 0A5	Philadelphia, Pennsylvania 19103
(613) 238-2022	(215) 665-4666

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Shares, without par value	8,000,000	$0.63	$5,040,000	$154.73

(1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Estimated solely for the purpose of determining the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, based upon the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Capital Market on December 14, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed by Workstream Inc. with the Securities and Exchange Commission and are incorporated herein by reference:

(a) our Annual Report on Form 10-K for the fiscal year ended May 31, 2007, as amended;

(b) our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2007;

(c) our Current Reports on Form 8-K filed June 15, 2007, June 22, 2007, July 31, 2007, August 1, 2007, August 9, 2007, August 31, 2007, September 20, 2007 and November 21, 2007;

(d) our Proxy Statement on Schedule 14A for the Annual and Special Meeting of Shareholders held on November 15, 2007, filed on October 19, 2007; and

(e) the description of the common shares contained in our Registration Statement on Form 8-A filed December 3, 1999, including all amendments and reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Canada Business Corporations Act, except with respect to an action by us or on behalf of us to procure a judgment in our favor, we have a right to indemnify any of our officers or directors or any former officers or directors, who act or have acted at our request as officers or directors against any costs, charges or expenses for amounts paid by him to settle an action in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of having been our officer or director if:

(a) he has acted honestly and in good faith with a view toward our best interests; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

We make the determination in (a) and (b) above.

Further, we may, with the approval of a court, indemnify a person who is a director, officer or former director or officer with respect to an action by or on behalf of us to procure a judgment in our favor to which he is made a party by reason of having been our officer or director, against all costs, charges and expenses reasonably incurred by him in connection with that action if:

   (a) he has acted honestly and in good faith with a view toward our best interests; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

A director, officer or former director or officer of ours is also entitled to indemnification from us with respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is a party by reason of being or having been a director or officer of ours, if he:

   (a) was not judged by any court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done;

(b) acted honestly and in good faith with a view toward our best interests; and

   (c) in the case of a criminal or administrative action or proceeding that was enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

In addition, our by-laws provide that no director or officer is liable for the acts of any other director or officer or employee or for any loss or damage to us unless it is caused by his own willful neglect or default. However, the limitation against liability does not extend or grant any director or officer protection against the breach of any law. The by-laws also provide for an indemnity similar to the provisions contained in the Canada Business Corporations Act and subject to the same limitations.

Our by-laws provide that, subject to the Canada Business Corporations Act, we can purchase and maintain indemnity insurance for the benefit of our directors and officers as may be determined from time to time by our directors. We maintain a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against them as officers and directors and by reason of any acts or omissions covered under the policy, in their respective capacities as directors or officers, including liability under the Securities Act.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

4	Workstream Inc. 2002 Amended and Restated Stock Option Plan.

5	Opinion of Cozen O’Connor.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Cozen O’Connor (contained in Exhibit 5).

24	Power of Attorney (included on signature page).

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ottawa, Ontario, on December 20, 2007.

WORKSTREAM INC.

By:	/s/ Deepak Gupta
Deepak Gupta, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Deepak Gupta, Philip Oreste or each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Deepak Gupta	President and Chief Executive Officer (Principal Executive Officer)	December 20, 2007
Deepak Gupta

/s/ Michael Mullarkey	Chairman of the Board of Directors	December 20, 2007
Michael Mullarkey

/s/ Philip Oreste	Chief Financial Officer and Authorized Representative in the United States (Principal Financial and Accounting Officer)	December 20, 2007
Philip Oreste

/s/ John Oltman	Director	December 20, 2007
John Oltman

/s/ Michael A. Gerrior	Director	December 20, 2007
Michael A. Gerrior

/s/ Thomas Danis	Director	December 20, 2007
Thomas Danis

/s/ Mitch Tuchman	Director	December 20, 2007
Mitch Tuchman

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4	Workstream Inc. 2002 Amended and Restated Stock Option Plan.

5	Opinion of Cozen O’Connor.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Cozen O’Connor (contained in Exhibit 5).